Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Charles M. Boesel, 312/822-2592	Dawn M. Jaffray, 312/822-7757
Katrina W. Parker, 312/822-5167	Cathleen R. Marine, 312/822-4159
CNA FINANCIAL ANNOUNCES PRELIMINARY ESTIMATE OF LOSSES RELATING TO THIRD QUARTER HURRICANES
CHICAGO, October 11, 2005 – CNA Financial Corporation (NYSE: CNA) announced today that its preliminary estimate of losses relating to Hurricane Katrina is approximately $280 million, after-tax. This estimate includes pretax gross commercial losses and loss expenses of $750 million, anticipated reinsurance recoveries and reinsurance reinstatement premiums.
The reinsurance recoveries anticipate significant utilization of the Company’s property and marine reinsurance treaties. The Company’s Corporate Property Catastrophe treaty provides 90% coverage for the accumulation of losses between $200 million and $500 million arising out of a single catastrophe occurrence. After payment of a reinstatement premium, the Company has coverage for one additional occurrence under the Corporate Property Catastrophe treaty.
This preliminary estimate was developed after consideration of reported claims, the insured values of properties in the affected areas, modeled losses, industry loss estimates and the Company’s reinsurance coverage. Because of the unprecedented nature of this event, the preliminary estimate involves significant judgment due in part to the limited ability to access portions of the affected area, legal and regulatory uncertainties, the complexity of factors contributing to the losses and the preliminary nature of the information available. Accordingly, there can be no assurance that CNA’s ultimate cost for Hurricane Katrina will not exceed this estimate.
“We are deeply saddened by the loss of life and destruction of property caused by the third quarter hurricanes. CNA is focused on settling claims professionally,” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of the CNA insurance companies. “We take great pride in the many CNA employees who continue to go the extra mile to help our policyholders rebuild their lives and livelihoods.”
The Company’s third quarter earnings were also adversely impacted by losses from Hurricanes Dennis, Ophelia and Rita. These losses, net of reinsurance, are estimated to total $20 million after-tax.
In addition to the reinsurance treaties discussed above, the Company’s exposure to Hurricane Rita is further mitigated by a supplemental Aggregate Property Catastrophe treaty. This treaty was purchased to obtain reinsurance protection against losses from a second or subsequent catastrophic event. The Company has approximately $45 million of available recoveries from this treaty in the event its estimate of gross losses from Hurricane Rita increases in the future.
About the Company
CNA is the country’s seventh largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
FORWARD-LOOKING STATEMENT
This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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